CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 18, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Reports to Shareholders of Columbia Variable Portfolio - Asset Allocation Fund, Columbia Variable Portfolio - Money Market Fund, Columbia Variable Portfolio - Select Large Cap Growth Fund, Columbia Variable Portfolio - Strategic Income Fund, Columbia Variable Portfolio - Small Cap Value Fund and Columbia Variable Portfolio - Small Company Growth Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2011